Exhibit 3.37

LIMITED LIABILITY COMPANY AGREEMENT

OF

LYON WATERFRONT LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF LYON WATERFRONT LLC (“Agreement”), is entered into effective as of                     , 2002, by William Lyon Homes, Inc., a California corporation (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Names and Addresses. The name of the limited liability company formed hereby is Lyon Waterfront LLC (the “Company”). The registered office of the Company in the State of Delaware shall be at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal office of the Company in the State of California shall be at 4490 Von Karman Avenue, Newport Beach, California 92660. The name and address of the Member are William Lyon Homes, Inc., 4490 Von Kaman Avenue, Newport Beach, California 92660.

2. Certificates. Cheryl Yoon, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation with the Delaware Secretary of State. The Member or such other person as is designated by the Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purpose. The express, limited and only purposes for which the Company is to exist are (i) to become a member and/or act as a manager of PLC/Lyon Waterfront Residential LLC, a Delaware limited liability company, pursuant to that certain Limited Liability Company Agreement between the Company and PLC Waterfront LLC, a Delaware limited liability company (the “Master Company”), the purpose and business of the Master Company being to purchase, own and develop certain real property located in Huntington Beach, California, commonly referred to as the Waterfront Property (the “Property”), (ii) to acquire from the Master Company a portion of the Property and to operate, manage, finance and refinance, and develop such portion of the Property with residential dwelling units and to market and sell such residential dwelling units, (iii) to distribute and/or otherwise transfer all or any portion of the Property to the Member, and (iv) to conduct such other activities as are appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above- enumerated purposes until the Lyon Note (hereinbelow defined) has been paid in full and, except as provided above, the Company shall not acquire any assets or engage in any business without the approval of Mayer, which approval shall not be unreasonably withheld or delayed.

In connection with the Master Company’s acquisition of the Property, the Master Company shall obtain certain financing (“Mayer Loan”) from Mayer Financial, L.P., a California partnership (“Mayer”). Pursuant to the Mayer Loan, the Company shall execute a Promissory Note Secured by Pledge Agreements (the “Lyon Note”) and a Profit Participation Agreement (the “Profit Participation Agreement”) in favor of Mayer which Lyon Note and Profit Participation Agreement shall be secured by, inter alia, those certain Pledge Agreements being executed in favor of Mayer (a) by the Company whereby the Company pledges its interest in the Master Company to Mayer and (b) by the Member whereby the Member pledges its interest in the Company to Mayer. For purposes hereof, the Mayer Loan shall not be deemed discharged or otherwise satisfied and shall be deemed outstanding until such time as the Lyon Note has been paid in full and all payments due under the Profit Participation Agreement have been paid in full. Pursuant to the Mayer Loan, the Company is required to qualify and maintain itself as a “special purpose” entity so long as the Lyon Note is outstanding. This Section shall govern the activities of the Company notwithstanding any other provision of this Agreement, and the Company shall have no power, authority or ability to perform any act in contravention of the provisions and requirements of this Section. In order to comply with the terms of the Mayer Loan, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, (charter and statutory) and franchises so long as the Mayer Loan is outstanding and the Company shall undertake the following:

(i) maintain its own separate books and records and bank accounts;

(ii) at all times hold itself out to the public and all other persons as a legal entity separate from the Member and any other person;

(iii) file its own tax returns, if any, as may be required under applicable law, to the extent not treated as a “disregarded entity,” and pay any taxes so required to be paid under applicable law;

(iv) except as contemplated by the Mayer Loan, not commingle its assets with assets of any other person;

(v) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate financial statements;

(vii) pay its own liabilities only out of its own funds;

(viii) maintain an arm’s length relationship with its affiliates and the Members;

(ix) pay the salaries of its own employees, if any;

(x) except as provided in the Mayer Loan, not hold out its credit or assets as being available to satisfy the obligations of others;

(xi) allocate fairly and reasonably any overhead for shared office space;

(xii) use separate stationery, invoices and checks;

(xiii) except as contemplated by the Mayer Loan, not pledge its assets for the benefit of any other person or subject any assets to any encumbrance, lien or hypothecation;

(xiv) correct any known misunderstanding regarding its separate identity;

(xv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xvi) observe all other Delaware limited liability company formalities; and

(xvii) not acquire any securities of a Member;

(xviii) except as contemplated by the Mayer Loan, not guarantee any obligation of any person, including any affiliate;

(xix) not incur, create or assume any indebtedness other than as expressly permitted by the Mayer Loan;

(xx) to the fullest extent permitted by law, not engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to the Mayer Loan; and

(xxi) not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(xxii) not sell, transfer or convey assets except in the ordinary course of its business so long as the Mayer Loan is outstanding without Mayer’s prior written consent in its sole discretion; provided, however, the Company may distribute assets to its Member;

(xxiii) cause or permit the Company to become subject to any Incapacity (as such term is defined in the Limited Liability Company Agreement governing the Master Company);

(xxiv) not to record any covenants, conditions, restrictions or grants of easements with respect to its assets without Mayer’s prior written consent, which consent shall not be unreasonably withheld or delayed;

(xxv) except to the extent permitted by the Mayer Loan, not admit any additional Member or issue any additional Interest without Mayer’s prior written consent, which consent shall not be unreasonably withheld or delayed; and

(xxvi) not to modify or amend any provision of this Agreement which directly or indirectly benefits Mayer without Mayer’s prior written consent including, without limitation, any provision of this Section 3, which consent shall not be unreasonably withheld or delayed.

Failure of the Company, or the Member on behalf of the Company, to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity nor the limited liability of the Members.

So long as the Lyon Note is outstanding, Mayer shall be a third party beneficiary for purposes of enforcing the provisions of this Section 3.

4. Term. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State and shall continue until December 31, 2012, unless dissolved sooner pursuant to Paragraph 16 or unless extended by the Member.

5. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

6. Admission of Member. The Member is deemed admitted as the member of the Company as of the effective date hereof.

7. Capital Contributions. Concurrently with the execution and delivery of this Agreement, the Member shall contribute to the capital of the Company One Hundred Dollars ($100). The Member shall have the right, but not the obligation, to make one (1) or more additional contributions to the capital of the Company at such times and in such amounts as are determined by the Member.

8. Allocation of Profits and Losses. Net losses and net profits of the Company shall be allocated one hundred percent (100%) to the Member.

9. Distributions of Cash Flow and Assets. Distributions of cash flow shall be made to the Member at such times and in such amounts as are determined by the Member. Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

10. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the full power and authority to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company and may execute agreements, contracts, documents and/or other instruments on behalf of the Company.

11. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked at any time by the Member,

12. Other Businesses. The Member may engage in or possess an interest in one (1) or more other business ventures (unconnected with the Company) of any kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

13. Liability and Indemnity. Neither the Member, any Officer of the Company nor any other authorized person or other representative of the Company (“Indemnified Party”) shall be liable or accountable in damages or otherwise to the Company for any error of judgment or any mistake of fact or law or for anything that such Indemnified Party may do or refrain from doing hereafter, except in the case of fraud, willful misconduct or gross negligence in performing or failing to perform such Indemnified Party’s duties hereunder. To the maximum extent permitted by law, the Company hereby indemnifies, defends, protects and agrees to hold each Indemnified Party wholly harmless from and against any and all loss, expense or damage suffered by such Indemnified Party by reason of anything which such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; provided, however, (i) no Indemnified Party shall be indemnified, defended, protected and/or held harmless from any loss, cost, expense or damage which such Indemnified Party may suffer as a result of such Indemnified Party’s fraud, willful misconduct or gross negligence in performing or in failing to perform such Indemnified Party’s duties hereunder, and (ii) any such indemnity shall be recoverable only from the assets of the Company and the Member shall not have any personal liability therefor. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Member (and/or a representative thereof) otherwise existing at law or in equity, are agreed by the Member to replace such duties and liabilities of the Member (and/or such representative).

14. Transfers. The Member may freely transfer or encumber its interest in the Company, including the pledge thereof to Mayer in accordance with the terms of the Mayer Loan. Any transferee shall be admitted into the Company as a substituted member upon the written consent of the Member and the transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. In the event Mayer executes upon its rights and remedies under the Lyon Pledge Agreements and thereby succeeds to the title of Member in the Company, Mayer shall thereupon be deemed admitted as a Member of the Company and Mayer shall not otherwise be required to comply with any other provisions of this Agreement in connection with such admission to the Company. Moreover, in such event, Mayer shall not be responsible to the Company for any failure of the Member to whose interest Mayer succeeds to have complied with any the provisions of this Agreement prior to the date thereof.

15. Admission of Additional Members. One (1) or more additional members of the Company may be admitted into the Company as substituted members therein upon the written consent of the Member.

16. Dissolution.

(a) Generally. The admission of one (1) or more additional members shall not dissolve the Company. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the expiration of the term of the Company, (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all cash proceeds derived therefrom, (iii) the election of the Member to dissolve the Company, (iv) the retirement or resignation of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Bankruptcy. The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

17. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

18. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

19. Governing Law. This Agreement (and all of the rights and remedies hereunder) shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

20. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

21. No Third-Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement effective as of the date first set forth above.

“MEMBER”	WILLIAM LYON HOMES, INC.,
a California corporation

	By:	/s/ Richard S. Robinson
	Name:	Richard S. Robinson
	Title:	Senior Vice President

	By:	/s/ Thomas J. Mitchell
	Name:	Thomas J. Mitchell
	Title:	Senior Vice President